Exhibit (a)(5)(cxxi)

DRAFT For Immediate Release

Contact:	Deborah Lilienthal Oracle Corp. (650) 506-5158 deborah.lilienthal@oracle.com

Oracle Comments on European Commission Request for Additional Information

REDWOOD SHORES, Calif., April 15, 2004 — Oracle Corporation (Nasdaq: ORCL) issued the following statement today:

“We can confirm that we have received a request from the European Commission for additional information on our proposed transaction for PeopleSoft, “ said Jim Finn, Oracle spokesperson. “We will continue to cooperate with the Commission and will respond as quickly as possible.”

Important Notice

The solicitation and the offer to buy PeopleSoft’s common stock is only made pursuant to the Offer to Purchase and related materials that Oracle Corporation and Pepper Acquisition Corp. filed on June 9, 2003, as amended and restated on February 12, 2004 and as subsequently amended. Stockholders should read the Amended and Restated Offer to Purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. Stockholders can obtain the Amended and Restated Offer to Purchase and related materials free at the SEC’s website at www.sec.gov, from Credit Suisse First Boston LLC, the Dealer Manager for the offer, from MacKenzie Partners, the Information Agent for the offer, or from Oracle Corporation.

###